Exhibit 99.1

Esquire Bank Board of Directors Mourns the Loss of its Founder and Executive Chairman Dennis Shields

Jericho, NY – August 10, 2018 – Esquire Financial Holdings, Inc. released the following statement today:

It is with deep sadness that we mourn the loss of our dear friend and business partner, Dennis Shields, Executive Chairman of the Board at Esquire Financial Holdings, Inc. Dennis' passion for his family, friends, and professional work were unmatched and there are no words to describe the loss we feel today.

"This tragic and emotional loss is devastating to all of us who knew Dennis and loved him dearly," said Tony Coelho, Vice Chairman of the Board. "Dennis will be fondly remembered by all who worked with him, including the Board of Directors who have full confidence in the management team which has led and will continue to lead Esquire Bank."

While his presence will be forever missed by his colleagues, the outlook for Esquire Bank remains positive.

"We are heartbroken over the loss of our dear friend Dennis," said Andrew Sagliocca, President and Chief Executive Officer. "Dennis was a great visionary in the financial and legal community and created a tremendous franchise in Esquire Bank. Our focus, thoughts, prayers, and love are with his family."

We ask for respect and privacy toward Dennis' grieving family. We, as a company and as individuals, will be there to support them in their time of need.

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About Esquire Financial Holdings, Inc.
Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:
Kurt Gonska & Ross Adair
Sunshine Sachs on behalf of Esquire Bank
esqbank@sunshinesachs.com